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Exhibit 2.2

To: Unity Wireless Corporation and CELLETRA LTD.

Date: ______, 2006

CELLETRA LTD. (“Celletra”) has entered into a Purchase agreement dated as of _____________(the “Agreement”) with Unity Wireless Corporation ("Unity Wireless"). Capitalized terms used in this letter agreement have the meanings ascribed thereto in the Agreement. This letter is the letter agreement referred to in section 1(a) of the Agreement.

Each of the undersigned persons or entities is a holder of securities of Celletra (a “Shareholder”) and is signing this letter agreement to agree to sell their securities of Celletra to Unity Wireless in accordance with the terms of the Agreement.

In consideration of the foregoing and for other good and valuable consideration, each Shareholder hereby agrees as follows in favor of Unity Wireless and Celletra:

1.

Certain Agreements

(a)

Following the signing of the Agreement and until the earlier to occur of (i) the Closing or (ii) the termination of the Agreement, no Shareholder will sell any shares of Celletra unless the purchaser first agrees in a writing delivered to Unity Wireless to be bound by this Instrument in favor of Unity and Celletra.

(b)

Effective as of the Closing each Shareholder generally releases Celletra from all claims and liabilities except as otherwise provided in the Agreement. There are not released hereby the right to share in the Transaction Consideration as provided in the Agreement and any other rights under the Agreement.

(c)

Each Shareholder will use his or its reasonable commercial efforts to cause the fulfillment of the conditions to the Closing set forth in the Agreement.

(d)

Effective as of the Closing, each Shareholder agrees to the lock-up of and the legending of his shares of Preferred Stock and Transaction Common Stock as provided in Sections 7 and 13 of the Agreement.

(e)

Each Shareholder acknowledges, agrees to and confirms the allocation of the Transaction Consideration according to the Distribution List.

(f)

Each Shareholder hereby confirms and makes, for himself or itself, the representations set out in Section 6 of the Agreement.

(g)

Effective as of the Closing, each Shareholder irrevocably authorizes and appoints the Sellers Committee and agrees to the provisions of Section 13(k) of the Agreement relating to the Sellers Committee.

2.

Representations. Effective as of the Closing, each Shareholder represents and warrants to Unity Wireless and to NewCo for himself or itself that

(a)

Other than as set forth in a schedule to this Instrument, such Shareholder owns the entire record and beneficial interest in his or its shares as set forth in Schedule 1 to the Agreement, and such shares are free and clear of all liens, charges, mortgages, pledges, security interests, claims, assessments, options, warrants, rights and encumbrances whatsoever,

(b)

Except as detailed in Schedule 8(g) to the Agreement, there are no outstanding subscriptions, options, warrants, calls, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which such Shareholder is or may become obligated to, assign or transfer any shares of Celletra, and there are no rights of first refusal, preemptive rights or similar rights with respect to any such shares.

3.

Indemnification.

(a)

Effective as of Closing, each Shareholder undertakes to indemnify Unity Wireless pursuant to the terms of Section 13 of the Agreement. Each Shareholder and Unity acknowledges that representations and warranties of Celletra are limited as expressly provided in Section 13 of the Agreement.

(b)

Additionally, effective as of Closing, each Shareholder undertakes to indemnify Unity Wireless for any breach by him or it of the representations, warranties and covenants by such Shareholder in this letter agreement nor in Section 6 of the Agreement, and the provisions of Section 13 of the Agreement shall apply to such indemnification obligation, mutatis mutandis.

(c)

The aggregate Indemnification obligations of each Shareholder to Unity Wireless pursuant to both this Section and Section 13 of the Merger Agreement, as well as the right to recover a loss from the indemnifying party, is limited in accordance with Section 13, without any additional recourse to the Shareholders and shall be subject to the terms of Section 13 of the Agreement.

4.

This letter agreement may not be changed or terminated orally. It sets forth all understandings of the parties with respect to its subject matter. It may be signed in counterparts and by facsimile. It shall be governed by Delaware law and disputes shall be subject to the exclusive jurisdiction of the competent courts in Wilmington, Delaware. It shall inure to the benefit of each of Unity Wireless and Celletra, and it shall be binding on each of the undersigned and his or its personal representatives, successors and assigns.

_______________________________

Name of Shareholder (please print)

_______________________________

Signature

_______________________________

Name and title of signatory (if applicable)

C:\Work\Celerica-Unity Merger\Merger Agreement-14 clean.doc

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